Exhibit 99.1

NEWS RELEASE

CONTACTS:

Investors: Lisa DeFrancesco (862) 261-7152

Media: Mark Marmur (862) 261-7558

Allergan Announces Agreement with Amneal Related to NAMENDA XR® Patent Litigation

DUBLIN, Sept. 10, 2015 /PRNewswire/ — Allergan plc (NYSE: AGN), today announced that its subsidiaries Forest Laboratories, LLC and Forest Laboratories Holdings, Ltd., along with Adamas Pharmaceuticals, Inc., have entered into a settlement agreement with Amneal Pharmaceuticals LLC and related companies and subsidiaries. The settlement relates to a patent infringement litigation brought by Forest and Adamas in response to Amneal’s abbreviated new drug application (ANDA) seeking approval to market generic versions of Allergan’s NAMENDA XR® (memantine hydrochloride) extended release capsules. It is Allergan’s understanding that Amneal is the first applicant to file an ANDA containing a paragraph IV certification regarding NAMENDA XR.

Specifically, under the terms of the settlement agreement, and subject to review of the settlement terms by the U.S. Federal Trade Commission, Forest and Adamas will grant Amneal a license to market generic versions of NAMENDA XR beginning on January 31, 2020, following receipt by Amneal of final approval from the U.S. Food and Drug Administration (FDA) on its ANDA for generic NAMENDA XR. Alternatively, under certain circumstances, Amneal has an option to launch an authorized generic version of NAMENDA XR® beginning on January 31, 2021. Other terms of the settlement were not disclosed.

Similar patent infringement litigations brought by Forest, Adamas and Merz Pharma GmnH & Co. KgaA, against certain other companies that have filed ANDAs seeking approval to market generic versions of NAMENDA XR remain pending in the U.S. District Court for the District of Delaware.

Allergan is committed to Alzheimer’s patients and caregivers through the Company’s continued support of NAMENDA XR, as well as the recent introduction of a new innovative treatment option, NAMZARIC™ (memantine hydrochloride extended-release and donepezil hydrochloride).

NAMZARIC is the first and only treatment that combines two proven medicines – Namenda XR (memantine HCI) and donepezil HCl – in a single, once-daily capsule, working together to treat the symptoms of moderate to severe Alzheimer’s disease. Clinical data demonstrate that combination therapy with NAMENDA XR and donepezil results in greater improvements in cognition and function than either NAMENDA XR or donepezil alone.

NAMZARIC (memantine hydrochloride extended-release and donepezil hydrochloride) is indicated for the treatment of moderate to severe dementia of the Alzheimer’s type in patients stabilized on:

•	memantine hydrochloride (10 mg twice daily or 28 mg extended-release once daily) and donepezil hydrochloride 10 mg.

•	memantine hydrochloride (5 mg twice daily or 14 mg extended-release once daily) and donepezil hydrochloride 10 mg in patients with severe renal impairment.

There is no evidence that NAMZARIC prevents or slows neurodegeneration in patients with Alzheimer’s disease.

Important Safety Information

Contraindications

•	NAMZARIC is contraindicated in patients with known hypersensitivity to memantine hydrochloride, donepezil hydrochloride, piperidine derivatives, or to any excipients used in the formulation.

Warnings and Precautions

Anesthesia

•	NAMZARIC is likely to exaggerate succinylcholine-type muscle relaxation during anesthesia.

Cardiovascular Conditions

•	NAMZARIC may have vagotonic effects on the sinoatrial and atrioventricular nodes manifesting as bradycardia or heart block. Bradycardia or heart block may manifest in patients both with and without known underlying cardiac conduction abnormalities. Syncopal episodes have been reported in association with the use of donepezil hydrochloride.

Peptic Ulcer Disease and Gastrointestinal Bleeding

•	Patients treated with NAMZARIC should be monitored closely for symptoms of active or occult gastrointestinal bleeding, especially those at increased risk for developing ulcers, those with a history of ulcer disease, or those receiving concurrent nonsteroidal anti-inflammatory drugs (NSAIDs).

Nausea and Vomiting

•	NAMZARIC can cause diarrhea, nausea, and vomiting. Although in most cases, these effects have been mild and transient, sometimes lasting one to three weeks, and have resolved during continued use of donepezil hydrochloride, patients should be observed closely at the initiation of treatment.

Genitourinary Conditions

•	NAMZARIC may cause bladder outflow obstructions. Conditions that raise urine pH may decrease the urinary elimination of memantine resulting in increased plasma levels of memantine.

Seizures

•	Cholinomimetics, including donepezil hydrochloride, are believed to have some potential to cause generalized convulsions. However, seizure activity also may be a manifestation of Alzheimer’s disease.

Pulmonary Conditions

•	Cholinesterase inhibitors should be prescribed with care to patients with a history of asthma or obstructive pulmonary disease.

Adverse Reactions

•	The most common adverse reactions, occurring at a frequency of at least 5% in patients taking memantine hydrochloride extended-release 28 mg/day, and greater than placebo, were headache (6% vs 5%), diarrhea (5% vs 4%), and dizziness (5% vs 1%).

•	The most common adverse reactions, occurring at a frequency of at least 5% in patients taking donepezil, and at twice or more the rate of placebo, were diarrhea (10% vs 4%), anorexia (8% vs 4%), vomiting (8% vs 4%), nausea (6% vs 2%), and ecchymosis (5% vs 2%).

Drug Interactions

•	Alterations of urine pH toward the alkaline condition may lead to an accumulation of memantine with a possible increase in adverse reactions. NAMZARIC should be used with caution under conditions that may be associated with increased urine pH including alterations by diet, drugs, and the clinical state of the patient.

•	The combined use of memantine hydrochloride with other NMDA antagonists (amantadine, ketamine, and dextromethorphan) has not been systematically evaluated and such use should be approached with caution.

•	Inhibitors of CYP450, 3A4 (eg, ketoconazole) and 2D6 (eg, quinidine), inhibit donepezil metabolism in vitro. Whether there is a clinical effect of quinidine is not known.

•	Inducers of CYP3A4 (eg, phenytoin, carbamazepine, dexamethasone, rifampin, and phenobarbital) could increase the rate of elimination of donepezil.

•	Cholinesterase inhibitors, including donepezil hydrochloride, have the potential to interfere with the activity of anticholinergic medications.

•	A synergistic effect may be expected when cholinesterase inhibitors, including donepezil hydrochloride, are given concurrently with succinylcholine, similar neuromuscular blocking agents, or cholinergic agonists such as bethanechol.

About Allergan

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a unique, global pharmaceutical company and a leader in a new industry model – Growth Pharma. Allergan is focused on developing, manufacturing and commercializing innovative branded pharmaceuticals, high-quality generic and over-the-counter medicines and biologic products for patients around the world.

Allergan markets a portfolio of best-in-class products that provide valuable treatments for the central nervous system, eye care, medical aesthetics, gastroenterology, women’s health, urology, cardiovascular and anti-infective therapeutic categories, and operates the world’s third-largest global generics business, providing patients around the globe with increased access to affordable, high-quality medicines. Allergan is an industry leader in research and development, with one of the broadest development pipelines in the pharmaceutical industry and a leading position in the submission of generic product applications globally.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives.

For more information, visit Allergan’s website at www.allergan.com.

Forward-Looking Statement

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan’s current perspective of existing trends and information as of the date of this release. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements. Actual results may differ materially from Allergan’s current expectations depending upon a number of factors affecting Allergan’s business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan’s products; risks associated with acquisitions, mergers and joint ventures; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan’s periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.